Exhibit 99

TEXT OF PRESENTATION
at
Meredith Annual Analyst / Investor Conference
on
September 6, 2007

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Steve Lacy

Good morning. Thank you for joining us this morning. We appreciate the opportunity to share some insight on Meredith and the value that we offer investors.

With me today are:

  Jack Griffin, President of our Publishing Group
  Paul Karpowicz, President of our Broadcasting Group
  Suku Radia, Chief Financial Officer
  Wendy Riches, Executive Vice President, Meredith Publishing Group
  Lauren Wiener, Vice President, Meredith Interactive Media
  Steve Cappaert, Corporate Controller
  Kevin Wagner, Director of Accounting and Treasury Operations
  Alexis Hennig, Investor Relations Specialist , and
  Mike Lovell, Director of Investor Relations.

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I've got two housekeeping items.

First, restrooms are in the main hallway with the ladies' room on this side of the reception area and the men's room on the other side.

Second, is our Safe Harbor statement. This presentation includes certain forward-looking statements intended to serve as a reminder of the factors that could affect our business and its results over time.

This presentation also includes references to some non-GAAP financial measures such as EBITDA. The financial statements and tables that reconcile GAAP results and non-GAAP measures are always posted on the Meredith Web site.

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As we put together today's agenda, we were trying to accomplish several things. First, we want to leave you with a good sense of the state of our core Broadcasting and Publishing businesses, and Paul and Jack will do that.

Second, we want to give you a comprehensive look at what we are doing to develop new streams of revenue. Paul will spend significant time discussing Broadcasting's online and video initiatives inside his overview. For Publishing, we invited two of our best and brightest - Executive Vice President Wendy Riches will present the transformation that is taking place inside our custom marketing business. Vice President Lauren Weiner will discuss all of the exciting initiatives underway inside Meredith Interactive Media.

Third, we always try and leave you with the latest financial information. Suku will give you a look at the numbers, and update our guidance as well.

Finally, we want to make sure you get your questions answered. While we allowed time for a Q&A, please do jump in at any time if you have a question.

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Let me start things off with just a bit of historical perspective. As I approach my 10-year anniversary at Meredith, I see a company that has grown tremendously in many different ways.

Better Homes and Gardens, our flagship title, performed very well in the mid-to-late 90s and we built upon its growth, launching More magazine and acquiring television stations in Nashville, Greenville, Portland, Hartford and Atlanta. We also expanded our Special Interest Publications.

We embraced the Internet with the creation of Meredith Interactive Media, launched BHG.com, and made major investments in our technology platform.

We weathered the recession and the burst of the dot.com bubble better than our peers, and used it as an opportunity to acquire the American Baby Group, which instantly gave us access to a younger and more diverse demographic.

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Soon after American Baby, we began major expansions of non-advertising sources of revenue, including Books, Integrated Marketing and Product Licensing. In Broadcasting, we invested in improving the quality of our local news product and increased the number of hours of news we deliver to audiences. We also invested in our Cornerstone marketing programs.

Two years ago, we acquired Parents, Family Circle, Fitness and Ser Padres from Gruner + Jahr. This cemented our lead position in the parenthood field, and coupled with the launch of Siempre Mujer, gave us a strong foothold in the Hispanic women's market. We also geared up our international magazine licensing efforts, licensing our brands in countries such as China, India, Indonesia, Canada and Spain.

This brings us to fiscal 2007 which we completed on June 30. Let me provide a quick review of our accomplishments.

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We completed another outstanding year in fiscal 2007. We made significant investments in our existing businesses - including magazine redesigns; news expansions at our television stations; and brand building.

We continued to embrace the Internet as a key piece of our content distribution, sales and marketing activities. We invested in major expansions of BHG.com, the new Parenthood portal, and at our television station sites.

We launched Meredith Video Solutions and unveiled our new broadband video channels, Better.tv and Parents.tv.

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We made a series of strategic acquisitions in fiscal 2007. Building upon our purchase of interactive agency O'Grady Meyers in April 2006, we acquired Genex and New Media Strategies to enhance our integrated marketing services. To expand our reach to 20-30 year olds, we bought ReadyMade magazine. Finally, we finished the fiscal year with our acquisition of Healia, a consumer health search engine. Wendy and Lauren will discuss how we are integrating these businesses into our existing operations.

We carefully manage our property portfolio and divested properties this past fiscal year. We ceased the print production of Child magazine and sold our television station in Bend, Oregon. We are currently in the process of selling our Chattanooga station.

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We have the ability to deliver our expert content across multiple media platforms. We reach consumers through 25 magazines, 13 television stations, more than 40 Web sites, approximately 200 special interest publications, more than 400 books, comprehensive custom marketing programs, and video and brand licensing activities.

Meredith has evolved into much more than a traditional magazine or television company. In Publishing, our evergreen content differentiates us from newspapers and newsweeklies. We will continue distributing our content to our audience in whatever format and whatever media platform it desires.

In Broadcasting, our local news focus and our ability to leverage our Publishing brands distinguish our stations in the local markets. We are distributing our news content across multiple mediums including the Internet, cell phones and PDAs.

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Another important strength of Meredith is its large consumer reach.

  Our 85 million name database is one of the largest in the media industry and we reach 75 percent of U.S. home-owning households. On average, our database contains hundreds of data points per name.

  Our magazines reach 75 million women. In particular, we have great expertise serving the baby-boom generation. The acquisitions we have made in recent years have given Meredith great brands serving the daughters of Baby Boomers. We have also established a leading position serving the rapidly growing Hispanic population.

  Our television stations reach about 10 percent of U.S. households.

  Our Web sites serve 12 million monthly unique visitors on average, which is a strong base upon which to build.

This large consumer reach distinguishes us from our competitors. We know our customers and their interests and we reach them through multiple channels.

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Starting in the mid-90s, we have built a strong Internet presence complementing both our Publishing and Broadcasting activities. In 2002, we averaged 4 million monthly unique visitors, and that has grown to 12 million, as I just told you.

The Internet is an important tool to help generate subscriptions to support our magazine circulation activity. Internet subscriptions cost about half as much as traditional direct-mail sources. We generated nearly 3 million online orders during our last fiscal year.

As a result of our strong online businesses and brands, our online revenues and profits are growing at a rapid rate. Operating profit rose approximately 50 percent in fiscal 2007.

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As we look ahead, there really are four key areas of focus:

We're growing our core Broadcasting business, where we continue to increase profit margins.

We continue to strengthen our Publishing business and brands.

Through our recent acquisitions and business wins, we are integrating and expanding our custom marketing business.

And we're expanding our online and video platforms to deliver our content through multiple media channels.

With that brief overview, I'll turn it over to Paul.

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Paul Karpowicz

Thank you, Steve. It is a pleasure to have the opportunity to discuss Meredith Broadcasting with all of you today.

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Our broadcast footprint includes six CBS stations, three FOX, two My Network TV, and one NBC affiliate. We also have two digital stations. Ten of our stations are in the country's top 50 markets.

Our recently created Meredith Video Solutions group, which I will speak about in a moment, works primarily from three locations: New York, Des Moines and Portland.

From a geographic standpoint, we want to be in fast-growing markets and we want to own either duopolies or clusters of stations that are close to each other to maximize use of resources. According to the latest rankings, our markets grew at an average rate of 2.8 percent, compared to the national average of 1.3 percent. Three of our markets - Las Vegas, Atlanta and Phoenix - ranked in the top 10 in growth. Atlanta grew nearly 5 percent, passing Washington to become the number 8 market. Phoenix is now 12, up from 13 a year earlier.

We have duopolies in Portland and Kansas City. And we've been adding clusters as we can. Our station launch in Springfield, Mass., a few years ago is a perfect example.

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I'm going to cover two key growth strategies this morning. First, I will update you on our initiatives to increase ratings, and on efforts to then monetize the ratings growth.

To me, this is the "blocking and tackling" of the broadcasting business. It all starts with your local news product, and we've done quite a bit to expand and improve news at our stations during my 3 years with Meredith. This has resulted in increased ratings.

Successful execution of sales strategies will then determine how well you monetize this ratings growth. At Meredith, we have a "secret weapon" unavailable to pure-play broadcasting companies - the power of our magazine brands. I will discuss how we are using this to differentiate Meredith stations in the marketplace.

Our second growth strategy is to grow new revenue streams. There is tremendous potential to grow the Web components of our broadcasting business, and I'll update you on our efforts.

Additionally, we have jumped feet first into the video business through the creation of Meredith Video Solutions. Here again, we are capitalizing on the strength of our publishing brands, this time marrying them with our tremendous video production expertise. In effect, we are giving life to our content. I will discuss this in further detail.

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Expanding and improving our news product is vital because it drives 35 to 45 percent of a station's revenue.

This slide highlights audience share improvement in morning news for our five largest stations.

As you can see, we have produced impressive gains. In particular, we have improved audience share significantly in Portland and Las Vegas.

Recognizing that morning news is the fastest growing segment of the day - both from a revenue and audience size perspective - we have recently launched morning news at our Atlanta station and added to our morning programs in other markets.

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We put a great deal of emphasis on our Big 3 markets - Atlanta, Phoenix, and Portland.

This slide shows how important late news is to the bottom line and how we have monetized our ratings gains over the past few years. At our Phoenix station, our ad rate has tripled due to increased ratings and share.

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These initiatives are helping us capture the margin upside which we frequently discuss.

We have produced strong EBITDA margin improvement in recent years, growing from slightly less than 29 percent in fiscal 2003 to 37.7 percent in fiscal 2007. Our goal is to get to 40 percent, which we think is achievable on a sustainable basis in the next political cycle.

The EBITDA margin improvements complement our revenue growth. Revenues have grown from $270 million in fiscal 2003 to slightly more than $350 million in our last fiscal year.

Part of our growth in fiscal 2007 was driven by a record posting of $33 million in net political revenues.

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We've made maximizing political advertising revenue a major goal. We're meeting with all of the key agencies, creating pro-active presentations about our maturing FOX demos, which we believe represent more likely voters. We're educating agencies and campaign staffs directly on how citizens use our Web sites. And we're planning a reception in Washington, D.C. on September 26. In brief, we're actively courting political advertising dollars.

Turning to the current election cycle, we believe this Presidential season is different than the past. States are jockeying to be first in the primary process. Candidates will no longer be able to spend heavily in Iowa and New Hampshire, and then sit back and see how it shakes out. Since Super Tuesday is only a couple weeks after those two lead states, decisions to advertise must be made earlier.

We believe some of our markets are well-positioned to take advantage of this tightening primary process. But it is a bit of a wild card, at this point, to determine where the spending is ultimately going to go, and how heavy it will be when it comes.

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Turning to non-traditional sources of revenue, our Cornerstone programs are unique and differentiate us in the local market with the ability to leverage our publishing brands, and repurpose the content from our magazines into print and on-air advertising schedules for the local, primarily retail, advertiser.

Combined revenues from those Cornerstone programs and our market-specific promotions, were over $50 million in fiscal 2007.

Beyond those programs, we've got a couple of other revenue sources. In fiscal 2008, for example, we expect retransmission consent fees to total approximately $6 million, most of which will come from satellite providers. Our largest retransmission agreements run through December 2008.

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Turning to our Web activity, we continue to build a strong Internet presence across our Broadcast Group. Our goal here is to become the local portal of choice in our markets.

We have made a lot of enhancements. We have:

  Invested in new technology by changing our Web platform provider
  Redesigned all of our Web sites
  Added dedicated writers and editors focused only on the Web
  Hired dedicated Internet sellers.

The results have been encouraging. Our sites at our three largest markets experienced strong growth in unique visitors and page views this spring. KPTV in Portland has nearly doubled its page views, growing unique visitors by 25 percent in the process. Traffic to KPHO in Phoenix has nearly tripled. And unique visitors to our Atlanta CBS station have grown by more than 30 percent.

Additionally, over 1 million video clips were downloaded across our station group sites over the last year.

We were able to convert that success into dollars. Online advertising revenues more than doubled from the prior-year.

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Page views are one of the key factors in determining your success at selling advertising. Page views across our station group have increased 35 percent per year since fiscal 2003. That success is a good part of the reason why revenues more than doubled in fiscal 2007 from the prior year.

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Another key component of our strategy to grow new revenue streams is Meredith Video Solutions. Meredith Video Solutions produces broadcast quality video and secures its distribution across multiple platforms. Among other activities, its work includes production of the Meredith broadband video network, which today consists of two mega-brands - Better and Parents.

Better.tv, launched in April, draws content from Better Homes and Gardens, Ladies' Home Journal and More. Original video content on the network can be found in three places:

1.) The better.tv channel on the Internet

2.) The video player on BHG.com, and

3.) The Better daily lifestyle show broadcast at our stations

Parents.tv, launched in July, is backed by the brand authority of Parents, American Baby, Family Circle, and Child. It resides on the parents.tv channel on the Internet, the video player on the Parents Web portal, parents.com, and also on the Better daily lifestyle show.

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The Meredith broadband video network is a collaborative effort between our publishing and broadcast groups.

Publishing contributes brands, content, knowledge of the consumer, and promotional pages in our magazines. Our Interactive Media group brings traffic, sales, marketing and technology resources to the table. And through Video Solutions, the Broadcasting Group applies its production resources and video expertise.

We view this as an important initiative, and Jack and I meet weekly to discuss its progress.

Better.tv and Parents.tv are part of our strategy to reach younger consumers - the daughters of Baby Boomer women - with our trusted brands whenever, wherever and however they want it. And these new products offer marketers another avenue to reach customers.

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When it comes to content, Better.tv today has more than 1,000 videos across 20 channels on topics that include food, family, fitness, remodeling, decorating, gardening, and health. Video segments range from 2 minutes to 30 minutes in length.

We're producing about 20 hours of new video each week.

Parents.tv currently has about 20 hours of content. Clips are educational and entertaining in nature, ranging from teaching parents how to properly give their baby a bath to how best they can help their child learn to ride a bike.

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The business model for our broadband network is based on advertising. Advertisers to date include P&G, Kraft, General Electric, Kohler and KitchenAid.

On Better.tv, we are selling 15 second advertising spots. One spot plays per every three videos.

We are also selling exclusive and non-exclusive sponsorships of key channels such as Better Today. For an additional premium, sponsorships can include product placement in the video.

When it comes to the Better television show, we have four ways to generate revenue:

Local advertising

Sponsorships

Product placement

Syndication to other groups

Now, let's sample a brief promotional video of the Better television program.     {video omitted}

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The Better lifestyle show currently airs on two of our stations, Portland and Las Vegas. We plan to roll it out to the remaining stations within the year.

We also recently signed a syndication agreement with Journal Broadcasting to show Better on its stations in Milwaukee, Green Bay, Wisconsin, and Fort Myers, Florida.

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To summarize,

We're expanding and improving our news and executing our sales strategies to monetize our ratings growth. We've been successful following this strategy, and believe there is upside ahead.

Additionally, we're capitalizing on our growing Web business and developing other new revenue streams, including Meredith Video Solutions.

Now I'll turn to Jack, who will discuss our Publishing operations.

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Jack Griffin

Good morning everyone.

Today, Meredith is clearly the leading publisher serving women. Our reach to 75 million women every month easily surpasses the female reach of Time, Hearst, and Conde Nast. From new homeowners to new mothers to affluent empty nesters, we reach the full spectrum of consumers across life's stages. We provide the information and inspiration that fuels their key passions in the areas of home, family, and their health and well-being.

In Better Homes and Gardens, Ladies' Home Journal, Family Circle, and Parents, we own four of the most recognized brands in the industry. Many of our other titles also have tremendous upside potential, especially More, Fitness, and Siempre Mujer, our new Spanish language lifestyle magazine. One of our recent acquisitions, ReadyMade, has a great opportunity to grow, expanding our reach to younger adults in their twenties and thirties. Obviously this is a very appealing demographic to advertisers.

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I thought it would be insightful to show you how our advertising category mix has changed over time, given the acquisitions we've made that have diversified our portfolio. Here is a look at our top 8 advertising categories as a percent of advertising pages.

On the left you see Calendar 2001 - which as you recall was last full year before Meredith purchased American Baby and really began reshaping our magazine portfolio. In 2005, we added the Gruner + Jahr titles, further strengthening our position in Food, Pharmaceutical and Cosmetics, and reducing our dependence on the Direct Response and Home categories.

On the right, you see our Calendar 2007 advertising mix, which illustrates the result of our portfolio diversification strategy.

Now, let me provide a better sense of how we are going to market with our powerful portfolio.

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The Meredith Publishing Group touches consumers and serves advertisers in many different ways. In our limited time today, we are going to focus on 3 key growth strategies.

First, I am going to spend some time discussing our magazine business. Currently, we are experiencing a resurgence in reader interest and advertising sales that, quite frankly, we haven't seen since the late 1990s. It is particularly evident in 4 key Meredith brands - Better Homes and Gardens, Family Circle, Parents and More - and I will provide some detail.

Second, as Steve explained in his introduction, we are an established leader in the custom publishing business. However, like the rest of the media industry, this business has evolved as technology and consumer behavior patterns have changed. We recognized this trend earlier than our peers, and developed a strategy to address it. Today, Wendy Riches, who oversees both Meredith Integrated Marketing and Interactive Media, is here to update you on our progress.

Finally, we are particularly proud of our growing online business. As we've emphasized numerous times at these gatherings, our mantra is profitable revenue growth in the online space. Paul just told you about the exciting online and video initiatives underway at Meredith Broadcasting. Today, Lauren Wiener will provide color around our online initiatives inside the Publishing Group.

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I'll start with our Flagship brand, Better Homes and Gardens.

We have made excellent progress on our action plan to strengthen and grow the brand. Since launching our re-crafted editorial product in early calendar 2007, readership has been up 5 to 10 percent on an issue by issue basis.

We reversed the advertising declines and I'll provide more details in a moment.

On the circulation front, year-to-date renewal rates are up 5 percent and comparable newsstand sales are up 8 percent.

The relaunched bhg.com is doing very well, and Lauren will tell you about that later this morning.

We are also expanding the brand through licensing. One licensing program that is up and running is BH&G branded furniture, which is produced by Universal Furniture. We also continue to successfully license the brand overseas, with versions currently in Australia, China and India.

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We have made significant progress in increasing advertising revenue at BH&G. Here's a quarter by quarter breakdown for calendar 2006 and calendar 2007, showing the magazines that are on newsstands beginning in January. Q2 and Q3 of this year both represent historic highs for BH&G in terms of advertising revenues, with gains split evenly between page volume and pricing increases.

Put it together and we are up more than 8 percent so far this calendar year. More importantly, going forward we see continued strength.

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Family Circle is experiencing tremendous growth as well. We've hired great sales and editorial talent and leadership.

A new, cleaner design, is proving itself a hit, and from an editorial standpoint the magazine is much more focused on food and service journalism for families who have tweens and teens in the home.

Since buying the magazine, we've had great success at applying our more profitable direct-to-publisher circulation model to Family Circle. Today 60 percent of the circulation file is delivered via direct-to-publisher sources, double the 30 percent a little more than two years ago. We've added nearly one million new subscribers over the past two years.

On the sales side, which I'll show you in a moment, we're experiencing meaningful growth. Advertising revenues are up 16 percent for the first nine months of calendar 2007 compared to the prior-year period. And Family Circle today is the No. 2 book in the Women's Service magazine field, trailing only Better Homes.

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Similar to BH&G, this slide shows on a quarter-by-quarter basis the improvement in advertising revenues at Family Circle.

All told, we are 16 percent ahead of where we were last year at this time.

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The parenthood category - from an industry perspective - has been challenged for much of the last 18 months, largely because so many of the consumer products aimed at babies and children are derived from petroleum.

Parents is less dependent on petroleum based products such as diapers, wipes and lotions, so its declines weren't as severe. And we've been also been able to mitigate some of the industry declines through aggressive changes in sales leadership and by applying Meredith's circulation strategies.

Additionally, we've launched an exciting new online property and a broadband video channel that are both gaining traction.

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You may recall we made a leadership change on the sales side in March 2007, hiring away Diane Newman from American Media, where she did a great job at Shape.

The results so far speak for themselves. We're seeing an 11 percent gain in revenues so far this calendar year, versus a 5 percent decline in 2006.

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The final story I want to tell you about today is More. More magazine targets sophisticated women over the age of 40. We were the first media company to successfully serve this very attractive demographic.

More is a proven success with readers and advertisers alike. Advertising revenues, which I'll show you on the next slide, continue to rise remarkably well.

We've increased the magazine's rate base several times, and plan to boost it yet again early next year to 1.2 million. The successful events we've developed for this brand, including a model search and marathon, grow each year.

We're also very proud that More magazine earned one of the industry's most sought-after and distinguished awards when Ad Age magazine named the magazine its 2006 "Magazine of the Year."

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More's advertising revenues were up a strong 22 percent in Calendar 2006, and so far in Calendar 2007 we're outpacing that high-water mark.

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As a whole, our stronger performance means advertising revenues are up 8 percent so far this Calendar year, compared with flat performance for the year-to-date period a year ago.

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Going into a little more depth on our sales activities, we are bolstering the resources devoted to our corporate advertising sales group, which markets and sells Meredith's complete portfolio to clients. These team members work with agency media buyers who represent clients seeking business across multiple magazines.

We are aggregating sales and marketing resources in a Creative Services Group. These team members provide a full range of creative concepts, design and products for corporate sales and Meredith 360o.

Meredith 360o is a special unit that pursues major advertising and marketing programs. This team's members work with our largest clients, who are increasingly demanding marketing solutions across a wide range of media platforms.

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As an example of how we are harnessing our assets for a client, we worked with General Electric to create an educational and informative program that generated sales of GE Lighting products.

Based on the insight that people love to witness decorating makeovers, Meredith worked with an interior designer to give two homeowners a home lighting makeover that highlighted how basic lighting design, the right shape bulb, and a little imagination could transform their home.

Meredith Video Solutions created reality-based content to educate and entertain consumers on the power of lighting. The product was delivered through a multimedia effort which included:

--In-magazine advertising

--DVDs in select magazines sold at The Home Depot

--Home and lighting content on our Web sites directing users to GE Beautiful Rooms Sweepstakes

--In-Store displays

--DVDs distributed at Home Depot Do-It-Herself seminars

--Direct Mail

--Research to measure return on investment

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To conclude, we continue to expand our brands and make improvements to both our editorial and sales activities to improve performance.

We're enhancing our corporate sales performance through Meredith 360o and our Creative Services Group.

Now we'll take a brief 10-minute break, and then I'll introduce you to Wendy Riches, who will outline our strategy for expanding and integrating our custom marketing business.

As a reminder, restrooms are in the main hallway with the ladies' room on this side of the reception area and the men's room on the other side.

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Before Wendy begins her presentation, I'd like to say a few words by way of introduction.

Wendy joined Meredith in 2005 to head Meredith Integrated Marketing. She has provided oversight to Meredith Interactive since March 2006. She brings to Meredith a wealth of expertise in brand marketing, integrated communications, customer relationship marketing, interactive and direct marketing, and running global organizations.

Prior to Meredith, she headed D'Arcy's global marketing services network, which consisted of 32 offices in 19 countries. She was president of global e-commerce and direct marketing at Hasbro. And she is a former Chairman and Chief Executive of OgilvyOne North America.

During her two years at Meredith, our Integrated Marketing business has been transformed from an ink-on-paper custom publisher to a full service Customer Relationship Marketer. We've added significant new capabilities in the online space. And I am pleased to tell you that our strategy has been validated. We recently won the custom publishing business for Kraft's Food & Family program, which is possibly the largest of its kind in the world. And now I'll turn it over to Wendy, to tell you more about our activity at Meredith Integrated Marketing.

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Wendy Riches

Thank you, Jack, and good morning everyone.

Meredith Integrated Marketing is the business-to-business arm of the company. We have a strong heritage of custom publishing, which we are rapidly expanding by adding a deep breadth of Customer Relationship Marketing services that are focused on a few key elements, which are:

  Increasing the loyalty of our clients' customers.
  Helping our clients boost the amount of products and services their customers purchase.
  Helping our clients find new customers and promoting their brands.
  Providing our clients with a measurable return on their investment.

As I'll demonstrate in the coming slides, we've been quickly transforming this business to strengthen our traditional business and position Meredith to better capture new opportunities.

The benefit to Meredith, beyond strengthening our ties to some of America's largest companies, is that it delivers a growing and profitable revenue source that is not dependent on advertising.

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As background, Meredith has offered custom communications services for 40 years. And we continue to be strong in that area.

As Jack just mentioned, we were recently selected to handle the custom publishing for Kraft's Food & Family program.  This account comprises a custom magazine delivered five times a year to some 10 million consumers, appropriately versioned. It also includes content for a weekly email blast.

We will publish our first issue in summer 2008.

Additionally, we recently secured business with State Farm Insurance for a magazine customized for State Farm's agents. It will launch in January 2008.

And we distributed the first issue of a business to business magazine for Dex yellow pages. It is designed to help small business owners be more efficient. It also has a monthly e-newsletter component.

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To understand our success in winning the Kraft Food & Family business, it's helpful to take a look at the broad range of capabilities MIM can offer.

This is a snapshot of the totality of services we deliver to Nestle in support of their Very Best Baby brand. We create and drop some 20 million pieces in the mail to pregnant and nursing moms, versioned by age and lifestage of their baby.

Our subsidiary agency, O'Grady Meyers, creates the complementary Web site. To enhance the value of the program to the consumer, we secure special offers for consumers from other national brands.

We create Content for other media, such as video and DVD's, and drive sampling through promotions.

The program is measured on check redemption - and I'm pleased to say we have increased redemption rates by double digits in the past two years.

Our ability to deliver best in class communications disciplines in an integrated way creates great synergies - and higher returns on investment - for clients such as Nestle.

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As we transform Meredith Integrated Marketing from a pure custom publisher into a marketing services agency, we move from creating primarily ink-on-paper print programs to delivering database and digital marketing for our clients.

And that moves us from the position of vendor to that of a trusted, strategic partner.

Our objective is Growth - through capitalizing on the steady growth of the marketing services industry, which is being fueled by:

  Media fragmentation
  Technology-driven innovation in database and internet
  Client-focus on return on investment

There is real money to be made here since the revenues of agencies that specialize in CRM are around $6 billion, which is 4 times greater than revenues of pure custom publishers.

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As part of our transformation - in April last year, we acquired O'Grady Meyers.  Based in Los Angeles, OGM is an interactive agency of record for Nestle, USA.

The agency specializes in developing clients' online CRM strategy, e-branding, and Web site design and build.

Their expertise and experience is particularly strong in the package goods arena.

Before acquiring OGM, we worked alongside them on the Nestle Very Best Baby program. This gave us the opportunity to assess their capabilities and potential fit with Meredith Corporation prior to making the acquisition.

OGM also handles other big Nestle brands, including Power Bar, Buitoni, and Juicy Juice.  Clients outside Nestle include Avery Dennison and two new clients introduced by Meredith: Charming Shoppes and Carnival Cruise Lines.

The latter are good examples of the kind of cross pollination that we aimed to achieve between the companies through doing this type of acquisition.

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In January of 2007, we acquired another online specialist agency, Genex, who are also based in Los Angeles and have expertise that is complementary to OGM's focus on internet marketing for CPG clients.

Genex specializes in building large, very complex Web sites and developing innovative online applications for clients in categories such as financial services and automotive -  where the internet plays an increasingly important role in the purchasing process.

Genex was founded in 1995.  One of its largest clients is Honda North America, who has been with the agency since 1997. Genex also works for Citigroup, Apple, and Well Point.

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New Media Strategies, also acquired in January, specializes in word-of-mouth marketing campaigns and online brand promotion and protection.

The agency provides two core services on a monthly retainer basis:

First, online research and intelligence culled from millions of web destinations to help clients monitor consumer attitudes to their brands.

Second, developing and executing online campaigns to help position and promote brands within communities.

New Media already serves a wide variety of clients ranging from Coca-Cola and ABC to Ford and Merck. It provides services to Meredith itself and is profiting from introductions to Meredith clients who are increasingly including word-of-mouth in their marketing budgets.

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Let's take a look at how these acquisitions have contributed to creating the "new" Meredith Integrated Marketing.

Through acquiring OGM, we achieved immediate online publishing and marketing capabilities, with particular strength in e-crm strategy and branding for CPG clients like Nestle.

The addition of Genex gave us bench strength in Web site architecture and application development specially relevant to clients in the automotive and financial services sector.

New Media Strategies enhanced our capabilities in the rapidly developing category of word of mouth and viral marketing which applies across all our clients, and in fact, helps Meredith's own business.

Less than two years ago, the bulk of our business was in off-line publishing, content development and editorial expertise. Today, we have extended our business to include all aspects of customer relationship marketing  - and we now have deep digital capabilities.

These transactions have brought Meredith meaningful new client relationships. And we've been further rewarded by winning business from existing Meredith clients.

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As a result of the continuing strength of our custom publishing business and transformative acquisitions, Meredith has gained a swiftly growing revenue stream that is not dependant on advertising budgets.

Using 2003 as a base, we've achieved revenue growth of 31 percent, compounded annually.

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In summary,

We have a strong heritage of custom publishing. We are quickly expanding by adding new, complimentary Customer Relationship Marketing services that are focused on a few key elements:

  Increasing the loyalty of our clients' customers.
  Helping our clients boost the amount of products and services their customers purchase.
  Helping our clients find new customers and promoting their brands.
  Providing our clients with a measurable return on their investment.

We have been rapidly transforming this business to strengthen our traditional business and position Meredith to better capture new opportunities.

The benefit to Meredith is that it delivers a growing and profitable revenue source that is not dependent on advertising.

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And now I'd like to turn the presentation over to Lauren Wiener, Vice President of Meredith Interactive Media.

Lauren is a star in the Interactive firmament. She came to Meredith from Primedia, where she served first as Vice President and General Manager of the American Baby Internet Group, and later as Vice President and General Manager of the Seventeen Internet Group.

Prior to that, she was a Senior Director of Business Development for Starmedia Network, Inc., where she helped a start-up grow into the largest Spanish and Portuguese new media company. She has also served as Director of Business Development for MTV Networks and as a media consultant for the Boston Consulting Group.

Here at Meredith, she is responsible for all sales and marketing, business development, product development and brand communication for nine of our largest sites, including Meredith's flagship brands -- BHG.com, LHJ.com and Parents.com. These sites, which we call the Home and Family Network, reach more than 10 million unique visitors, most of them women, every month.

With that, here is Lauren.

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Lauren Wiener

Thank you, Wendy.

Meredith Interactive continues to demonstrate strong growth. Let me first take you through the numbers. Then I'll talk about the changes we're making to solidify our leadership in our key niches.

We have been very successful in attracting consumers to our Web sites. This graph highlights the number of average monthly page views on our Publishing web sites. We've grown page views approximately 30 percent per year over this time period.

As you know, page views is one of the metrics that matters in terms of attracting advertisers. At Meredith, we generate traffic through a few key methods:

  Natural and paid search
  Cross promotion among Meredith's on- and off-line properties
  Direct marketing in the form of e-newsletters and other forms of communication to consumers

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As a result of our page view performance and other successes, revenues have grown rapidly as well. Our revenue growth is highlighted on the graph at left on this slide, indexed to 2005. We have grown revenues in excess of 45 percent annually over this time period.

We're experiencing this success because we are set up to sell in many ways to make our sites more attractive to different types of advertisers. For example:

  We can sell based on scale, reaching a broad base of women ages 25-54.
  We can sell based on deep vertical niches such as food or parents.
  We can sell cross-platform solutions in conjunction with our magazine brands and Video Solutions Group. Basically, we can sell based on how the advertiser wants to buy.

Finally, we can create custom solutions for our advertisers. For example, we created a new editorial section within BHG.com for Proctor & Gamble's Home Care brands.

Most of you are probably focused on the graph to the right. Operating profits have been growing swiftly.

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Not only is Meredith Interactive profitable on its own, but we provide an additional boost to the publishing group in the form of a low-cost source for magazine subscriptions.

This chart shows the success we've had in using our Web operations to find and serve a growing portion of our subscription activity. As Steve mentioned, subscriptions sourced via the Internet cost about half that of a piece of direct mail. This is a key part of Meredith's circulation strategy.

To further improve performance in this area, we are:

  Growing the number of titles emailed in monthly marketing campaigns;
  Better targeting our on-site subscription offers;
  Improving our creative and order processing and;
  Increasing the number of Meredith titles used in cross-selling promotions

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When it comes to our strategy, there are four key points driving Meredith Interactive:

  Strengthening our position in Meredith's core categories of Home and Shelter and Parenthood.
  Using Meredith's brands and expertise to expand into new categories that are complementary to our traditional areas of focus. This includes Women's Health and Well-Being.
  Continuing to develop and execute initiatives that increase the number of visitors to our sites and taking steps to encourage those visitors to spend more time while there.
  Focusing on strategies that add to our top and bottom lines.

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Our flagship Web site, BHG.com has been a top 10 online portal in the home and shelter category for some time. Earlier this year, we took the first key step in our renewed online strategy by re-launching the site.

We've seen progress across the board. In fiscal 2007, we averaged 75 million monthly page views, compared to 65 million in the prior year. Time spent per visit - which Nielsen recently adopted as a standard metric - is up 12 percent. And since the debut of Better.tv, monthly video streams have increased from 25,000 per month to 650,000.

Most importantly, advertising revenues on BHG.com were up 50 percent in the fourth quarter of fiscal 2007. As an example of how the new site is attracting advertisers, Home Makeovers, BHG.com's new remodeling tool, secured more than $1 million in incremental revenues for fiscal 2008. Other sponsors include Andersen Windows, Sears and The Home Depot.

That said, we are not standing still. Going forward, we are developing more cross-promotion strategies, revising our food strategy, augmenting our video library and adding user-generated content such as photo galleries.

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Following our work on BHG.com, in July, we launched a new parenthood portal designed to be a leading online destination for parents. Unique to the online parenthood space, our portal serves parents from pregnancy through their children's teenage years. It is be backed by the brand authority of Parents, Family Circle, American Baby and Child. It serves as the launch pad site for all of our online parenting activities.

The new site is rich in community, which research and experience has taught us are so important to parents. And it includes new tools such as video and child development trackers and recipe wizards to help make the challenging job of modern day parenthood more enjoyable. We've recruited high-profile bloggers such as "Alternadad" Neal Pollack, and feature branded content from our print properties.

It is also the broadband home for Parents.tv, which Paul spoke about earlier.

New parents are heavy users of the Web. Our parenthood portal is designed to serve this growing demand, while appealing to advertisers.

And advertisers are responding. We recently agreed to a one-year, multi-million dollar cross-platform media and content licensing partnership with Target that includes advertising spending in Parents magazine and on Parents.com. Other sponsors at launch included Land Rover, JVC, General Mills and Procter & Gamble.

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When it comes to Internet search, consumers - in particular women - are more and more using the Web to look for information related to their health and well-being. And yet, general search engines often don't provide highly relevant results. These were key reasons we decided to acquire Healia.

Healia has built a search engine that offers better results because it's focused only on health. It also offers functionality that goes beyond traditional search, including filters that can be personalized according to criteria that includes: Male or female, age, race, depth of information desired and source of material.

We believe Healia offers a strong strategic fit to our technology platform, and its technology will be integrated with our major sites, including BHG.com, More.com, Parents.com and Fitness.com, by the end of the quarter.

Health and well-being are major editorial subjects in both our publishing and broadcasting businesses, and having a health-focused search engine will help consumers of our brands find information easier and faster. We have existing advertiser relationships that can be leveraged and extended to generate incremental revenues.

From a financial standpoint, the acquisition will not have a material effect on Meredith.

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To close my portion of our discussion, we are:

  Strengthening our position in Meredith's core categories of Home and Shelter and Parenthood.
  Using Meredith's brands and expertise to expand into new, complementary categories;
  Continuing to develop and execute initiatives that increase the number of visitors to our sites and encourage those visitors to spend more time while there.

We continue to be focused on strategies that add to our top and bottom lines.

Thank you for your time.

Suku will now give you an update on Meredith's financials.

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Suku Radia:

Hello everyone and welcome.

As you know, we continue to produce outstanding earnings growth.

Over the past five years, our earnings per share has delivered a compounded annual growth rate of 20% (19.9%).

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We have a strong track record of generating cash, and we believe we've used that cash well to grow our business and reward our shareholders.

Over the past decade, we have generated more than $1.1 billion of free cash flow, which is defined as net earnings plus depreciation and amortization, less capex and excluding any special items. In a typical year, our free cash flow runs at 115 percent of net earnings.

We have completed approximately $1.2 billion in net acquisitions. We want to continue targeting accretive acquisitions, similar to American Baby and Gruner + Jahr, every few years.

We have a consistent track record of returning capital to our shareholders through share repurchases and dividends.

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Our current debt is $460 million and the average cost is 5.0 percent. Our debt to trailing 12 month EBITDA ratio is 1.3, which provides plenty of opportunity for acquisitions. Our debt covenants allow a debt to EBITDA ratio of 3.75 to 1.

We retired $90 million in debt in fiscal 2007.

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We have paid dividends for 60 consecutive years. As you can see from this graph, we have increased the dividend for 13 consecutive years, growing the dividend at an 11 percent compound annual growth rate over this period.

In January, we raised our quarterly dividend rate 16 percent, on top of a 14 percent increase in the prior fiscal year of 2006, and a 17 percent increase in the year before that, fiscal 2005.

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We increased our repurchase activity substantially in fiscal 2005 and 2006, and delivered another strong year of buying activity in fiscal 2007. We repurchased over 1 million shares in fiscal 2007.

As you are all aware, there has been a fair degree of volatility in the market in recent weeks. Since touching a high-water mark of $63.41 on June 5, shares of Meredith are current trading between 10 and 15 percent off that high.

Looking at our shares from a forward price-to-earnings multiple, we see a significant discount from our average over the past 5 years. As a result, we have viewed the past few weeks as an attractive opportunity to buy back shares.

We have acquired nearly 900,000 shares in the first fiscal quarter of 2008.

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Now, let me turn to our fiscal 2008 outlook. Since the outlook presented on our July 25 conference call, fiscal first quarter Publishing revenues have strengthened, while Broadcasting revenues have weakened. Currently, Publishing advertising revenues are expected to be up in the low double digits for the first quarter. Broadcast pacings at this time are down in the mid-to-high single digits.

As a result, we expect first quarter earnings per share to be approximately $0.67, up a penny from what we discussed at our July 25 conference call. In the first quarter of fiscal 2007, we earned $0.62.

Consistent with the outlook presented at our July 25 conference call, we expect full-year fiscal 2008 earnings per share to range from $3.50 to $3.55.

In fiscal 2008, we will are cycling against $33 million of net political advertising revenues recorded in fiscal 2007, and absorbing an annualized postal rate increase of more than $13 million. As a result, fiscal 2008 earnings growth is expected to occur primarily in the back half of the year.

As outlined in our Safe Harbor statement, I want to remind you that a number of uncertainties still remain that can affect our results.

Now, I'll turn it back to Steve for concluding remarks.

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Steve Lacy:

Thank you Suku, and thank you everyone.

As we look to the year ahead, we continue to focus on four key areas:

  Maximizing the margin opportunity in our Broadcasting business
  Strengthening and growing our Publishing business and brands
  Integrating and expanding our custom marketing business
  Expanding our online and video platforms

Now I welcome your questions.